Hawaiian Electric Exhibit 10.2(f)
EXECUTION VERSION

AMENDED AND RESTATED AMENDMENT NO. 4 TO POWER PURCHASE AGREEMENT

This Amended and Restated Amendment No. 4 to Power Purchase Agreement (“A&R Amendment No. 4”) is made and entered into as of the 25th day of November, 2021, by and between HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation (“Hawaiian Electric” or “HECO”), and AES HAWAII, LLC, a Delaware limited liability company, formerly known as AES Barbers Point, Inc. (“AES Hawaii”), each individually referred to as a “Party” and both collectively referred to as the “Parties.”

RECITALS

A. Hawaiian Electric and AES Barbers Point, Inc. (AES Hawaii, LLC as of February 13, 2019) entered into a Power Purchase Agreement dated March 25, 1988, as subsequently amended, modified and clarified (the “Power Purchase Agreement”).

B. In order to comply with the Hawaii “Greenhouse Gas (“GHG”) Emissions” Rule, Hawaii Administrative Rules, Subchapter 11, Section 11-60.1-201, et. seq. (the “GHG Rules”), as part of an application for amendments to their respective covered source permits (“CSP”), in February 2018, Hawaiian Electric, Hawai‘i Electric Light Company, Inc., and Maui Electric Company, Ltd. (collectively, the “Hawaiian Electric Companies”) submitted to the State of Hawaii Department of Health (“DOH”) their initial GHG Emission Reduction Plan (“ERP”). The ERP included a proposal to partner with other independent power producers (“IPPs”), and each of the proposed Partners submitted their own ERPs at that time, including AES Hawaii for its Oahu facility. The participating IPP partners, including AES Hawaii, are sometimes referred to individually as a “Partner” and collectively as the “Partners.”

C. On April 20, 2018, Hawaiian Electric filed an application with the Public Utilities Commission of the State of Hawaii (“PUC”) seeking approval of that certain Power Purchase Agreement Amendment No. 4 dated February 14, 2018 (“Original Amendment No. 4”), which was entered into, in part, to allow the Hawaiian Electric Companies to include AES Hawaii in the GHG partnership with other IPPs, and aggregate their respective GHG emissions caps for purposes of complying with the GHG Rules.

D. In Original Amendment No. 4, the Parties agreed that AES Hawaii’s GHG cap for the purpose of complying with the GHG Rules would be 1,691,605 short tons CO2e/year (“AES’ Original Cap”).

E. The draft ERPs were amended in October 2018 and, after public review, the ERPs were further revised in May and July of 2019 and were subject to further public review, including a public hearing in September 2019. Additional revisions were made in response to public comments. The final draft of the ERPs and the related CSPs were circulated for public review in July 2020. No public comments were received other than minor revisions by the permit applicants and the United States Environmental Protection Agency.

F. On or about October 22, 2020, the DOH issued the final revised CSPs for each of the Hawaiian Electric Companies’ and the GHG Partners’ participating facilities.1 The time period to challenge these permits expired on or about January 22, 2021. These permits incorporate the current GHG partnership ERPs, the associated individual facility caps, and the total GHG partnership cap.

G. In addition to AES Hawaii’s voluntary reduction of its annual GHG emissions by more than 16% of its baseline GHG emissions, the final AES Hawaii CSP contains a condition which stipulates that the use of coal will terminate in December 2022:

In accordance with Act 023 (September 15, 2020) (to be codified as HRS,     Section 342B-) of the 30th Hawaii State Legislature, 2020, all coal burning or consumption of coal to generate electricity shall cease on December 31, 2022. (Attachment IIA: Special Condition No. C.11).

H. Pursuant to the CSPs, AES Hawaii’s GHG cap beginning in calendar year 2020 shall be 1,412,548 short tons CO2e/year (the “AES’ Updated Cap”).

I. Hawaiian Electric and AES Hawaii now desire to amend and restate the previously- filed Original Amendment No. 4 as provided herein to replace AES’ Original Cap, as incorporated in Original Amendment No. 4, with AES’ Updated Cap and to make other associated changes to the content of Original Amendment No. 4.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this A&R Amendment No. 4 and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. REGARDING ARTICLE I OF THE POWER PURCHASE AGREEMENT – DEFINITIONS

Article I of the Power Purchase Agreement is hereby amended by adding the definitions set forth below:

AES Cap is defined in Section 3.4C.

Amendment No. 4 – That certain Amended and Restated Amendment No. 4 to Power Purchase Agreement dated November 25, 2021 between Hawaiian Electric and AES Hawaii.

Business Day – a day other than a Saturday, Sunday, or federal or State of Hawaii holiday.

CSP is defined in Section 3.4B.

Daily Fuel Supply Requirement is defined in paragraph 1.1 of the Fuel Supply Protocol.
_________________________
1 The permits were published at https://health.hawaii.gov/cab/ghg-permits/.

DOH is defined in Section 3.4B.

ERP is defined in Section 3.4B.

Fuel Supply Protocol – The Fuel Supply Protocol attached to Amendment No. 4 as Exhibit 1.

GHG is defined in Section 3.4A.

GHG Rule is the Hawaii “Greenhouse Gas Emissions” Rule, Hawaii Administrative Rules, Subchapter 11, Section 11-60.1-201, et. seq.

Hawaiian Electric Companies is a collective reference to Hawaiian Electric, Hawai‘i Electric Light Company, Inc., and Maui Electric Company, Ltd.

Monthly Fuel Supply Requirement is defined in paragraph 1.1 of the Fuel Supply Protocol.

Portfolio Cap is defined in Section 3.4A.

Total Partnership Cap is defined in Section 3.4A.

2. ADDITIONAL ATTACHMENT AND EXHIBIT

The Fuel Supply Protocol set forth in Exhibit 1 to this A&R Amendment No. 4 is hereby added as new Attachment G to the Power Purchase Agreement. In addition, the various Facility operational measures set forth in Exhibit 2 to this A&R Amendment No. 4 is hereby added as new Exhibit 7 to the Power Purchase Agreement.

3. OTHER CLARIFICATIONS, MODIFICATIONS AND AMENDMENTS TO THE POWER PURCHASE AGREEMENT

The following provisions of the Power Purchase Agreement are hereby deemed to be clarified, modified or amended as set forth in this Section 3:

A. Regarding Section 3.2B of the Power Purchase Agreement

Section 3.2B of the Power Purchase Agreement is hereby amended by adding the following new Section 3.2B(5):

(5) Operational Commitments – AES Hawaii shall continue and/or implement the various operational measures at the Facility as set forth in Exhibit 7 to the Power Purchase Agreement.

B. Regarding Section 3.2F of the Power Purchase Agreement

Section 3.2F of the Power Purchase Agreement is hereby amended in its entirety to read as follows:

AES Hawaii shall be responsible for acquiring and storing adequate supplies of fuel and other materials used in the operation of the Facility, including, but not limited to, coal and limestone. An adequate supply of fuel under normal conditions shall include satisfying the Monthly Fuel Supply Requirement and the Daily Fuel Supply Requirement, as set forth in the Fuel Supply Protocol attached hereto as Attachment G. AES Hawaii assumes full risk and responsibility for acquiring longer term firm supplies of fuel and other necessary materials and transportation therefor under this Agreement during the full Term. Without limitation to the generality of the foregoing, AES Hawaii and HECO shall comply with the Fuel Supply Protocol.

C. Regarding Article III of the Power Purchase Agreement

Article III of the Power Purchase Agreement is hereby amended by adding the following new Section 3.4:

3.4 Rights and Obligations of AES Hawaii and the Hawaiian Electric Companies Regarding GHG Rule Compliance.

A. The Hawaiian Electric Companies have partnered with certain other independent power producers (“IPPs”) to combine the Hawaiian Electric Companies' portfolio of greenhouse gas emissions including carbon dioxide, methane, nitrous oxide (“GHG”) caps with the GHG caps of such other IPPs for purposes of compliance with the GHG Rule. The total of the combined caps resulting from the partnering of the Hawaiian Electric Companies and such other independent power producers (exclusive of AES Hawaii) is referenced to herein below as the “Portfolio Cap.” The Hawaiian Electric Companies and the other IPPs have included AES Hawaii in such partnering on the terms and conditions set forth in this Section 3.4. The Hawaiian Electric Companies have partnered with AES Hawaii and combined the Portfolio Cap with AES Hawaii’s GHG cap for the purpose of GHG Rule compliance during the remaining Term as set forth in this Section 3.4. The participating IPP partners, including AES Hawaii, are sometimes referred to individually as a “Partner” and collectively as the “Partners.” The total of the combined caps resulting from the partnering of the Hawaiian Electric Companies and the Partners (including AES Hawaii) (the “Partnership”) is referenced herein below as the “Total Partnership Cap.”

B. As part of an application for amendments to their respective covered source permits (“CSPs”), in February 2018, the Hawaiian Electric Companies submitted to the State of Hawaii Department of Health (“DOH”) their initial GHG Emission Reduction Plan, that included a proposal to partner with other IPPs, and each of the proposed Partners submitted their own GHG Emission Reduction Plans at that time, including AES Hawaii for its Oahu facility (collectively, the “ERPs”).

C. Pursuant to the final revised CSPs issued by the DOH on or about October 22, 2020 for each of the Hawaiian Electric Companies’ and the Partners’ participating facilities, AES Hawaii’s GHG cap beginning in calendar year 2020 shall be 1,412,548 short tons CO2e/year (the “AES Cap”).

(1) Pursuant to the GHG Rule and the CSPs, each of the participating facilities included within the Total Partnership Cap shall be in compliance with the GHG Rule regardless of whether such facility’s emissions have exceeded such facility’s specific cap as long as the combined emissions of all facilities included within the Total Partnership Cap do not exceed the limit on total emissions established by the Total Partnership Cap. For avoidance of doubt, nothing in this Section 3.4C shall be interpreted as obligating AES Hawaii to cause the emissions of the AES Hawaii Facility to be less than the AES Cap or as obligating HECO to cause the combined emissions of the facilities included within the Portfolio Cap to be less than the Portfolio Cap.

(2) Pursuant to its CSP, AES Hawaii shall provide total actual CO2e emissions to HECO within thirty (30) days after the end of each semi- annual calendar period (January 1 – June 30 and July 1 – December 31). HECO shall provide the compiled GHG emissions to AES Hawaii within forty-five (45) days after the end of each semi-annual calendar period (January 1 – June 30 and July 1 – December 31) and thereafter transmit such compiled GHG emissions data to the DOH. AES Hawaii shall be responsible for providing accurate and quality assured data in its semi-annual emission submissions to HECO.

(3) The Parties acknowledge that immediately after execution of this A&R Amendment No. 4, HECO shall provide a non-binding good faith estimate of the 12-month forecast by month of the AES Hawaii Facility’s dispatch and the Total Partnership Emissions (the “Dispatch and Emissions Forecast”). No later than the 5th of each month, HECO shall provide to AES Hawaii either (a) written notice that there are no changes to the Dispatch and Emissions Forecast, or (b) an updated Dispatch and Emissions Forecast only in the event HECO’s assumptions in generating the forecast change.

D. HECO will work with AES Hawaii to develop an operational plan, consistent with the parameters set forth in Exhibit 3 to this A&R Amendment No. 4, that will allow HECO to make its best efforts not to dispatch AES Hawaii in a manner that would cause AES Hawaii to exceed the AES Cap. HECO will continue to make the Capacity Charge and Energy Charge payments in accordance with the PPA, as amended.

E. AES Hawaii shall be solely responsible for operating within the AES Cap, paying any penalties if they are assessed by DOH for failure to do so, and paying its emission fees to DOH. Except as set forth above in this Section 3.4 with respect to compliance with the GHG Rule, AES Hawaii shall remain responsible for its emissions and for compliance with laws as and to the extent provided in Sections 3.2H and 3.2I.

F. Nothing in this Section 3.4 shall operate to waive, limit or otherwise

impair: (1) AES Hawaii’s right, upon prior notification to HECO, to pursue a     modification of AES Hawaii’s CSP with DOH or to otherwise remove itself from the Partnership at any time; provided, however, that such modification or removal shall not take effect until after the end of the PPA Term on September 1, 2022, or (2) HECO’s right to oppose or dispute any attempted modification of AES Hawaii’s CSP or other action by AES that would affect the Total Partnership Cap, to the extent that right exists. The parties agree that nothing herein purports to control or otherwise modify the procedural or substantive rights of the parties under DOH’s administrative rules applicable to CSPs.

E. Regarding Section 6.2 of the Power Purchase Agreement

Section 6.2 of the Power Purchase Agreement is hereby amended by replacing the first paragraph with the following:

By the nineteenth (19th) Business Day of each month, but not later than the second to last Business Day of the month, HECO shall pay the monthly Capacity Charge and monthly Energy Charge as computed in Article V, or provide to AES Hawaii an itemized statement of its objections to all or any portion of such Monthly Invoice and pay any undisputed amount.

F. Regarding Section 24.11 of the Power Purchase Agreement

Section 24.11 of the Power Purchase Agreement is hereby amended by replacing the first two (2) sentences with the following:

AES Hawaii shall provide HECO with a copy of any Steam Sales Contract prior to its execution by AES Hawaii and the steam buyer. Such contract shall not allow for maximum sales that, given the design capability of the Facility, would jeopardize the supply of the Committed Capacity to HECO when in full operation as described in Section 3.2D(3).

G. Regarding New Sections 24.16 and 24.17 of the Power Purchase Agreement

Article XXIV of the Power Purchase Agreement is hereby amended by adding the following new Sections 24.16 and 24.17:

24.16 Financial Compliance

A. AES Hawaii shall provide existing information in the possession of AES Hawaii that is reasonably requested by HECO (the “Information”) for purposes of permitting HECO and Hawaiian Electric Industries, Inc. (“HEI”) to comply with the requirements of (1) Accounting Standards Codification 810, Consolidation (formerly FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” and FASB Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46R”), (2) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (3) all clarifications, interpretations and revisions of and regulations implementing Accounting Standards Codification 810 and SOX 404 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Tax Force or other governing agency. In addition, if required by HECO in order to meet its compliance obligations as outlined above and upon reasonable prior written notice from HECO, AES Hawaii shall allow HECO or its independent auditor to audit, to the extent as is reasonably required, AES Hawaii’s financial records, including its system of internal controls over financial reporting; provided that HECO shall be responsible for all costs associated with the foregoing, including, but not limited to AES Hawaii’s reasonable internal costs. HECO shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in HECO’s monitoring, dispatch or scheduling of AES Hawaii and/or the Facility, or the administration of this Agreement, from having access to such Information, (unless such participation is approved, in writing in advance, by AES Hawaii). Persons who obtain access to any Information at any time shall not participate in any future negotiations of amendments, modifications, clarifications or renewals or replacements of this Agreement. Notwithstanding anything to the contrary herein, prior to any request for Information or any audit of AES Hawaii that may be required pursuant to this Section 24.16, HECO must provide to AES Hawaii (a) a written request from HECO’s accounting officer that sets forth the justification for such request for Information or audit in reasonable detail, (b) the underlying analysis performed by HECO that validates such request for Information or audit and (c) a written confirmation from HECO’s independent auditors that such request for Information or audit is necessary for HECO in order to meet its compliance obligations as set forth in this Section 24.16.

B. If there is a change in circumstances that is not caused by or the fault of HECO (e.g., a change in accounting standards) during the Term that would trigger consolidation of AES Hawaii’s finances onto HECO’s balance sheet, then AES Hawaii and HECO will reasonably cooperate to attempt to eliminate such consolidation; provided that such cooperation and elimination (if any) has no adverse impact on AES Hawaii.

C. HECO shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 24.16. HECO may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HECO and HEI. (HECO, HEI and their respective independent auditors and attorneys are collectively referred to in this Section 24.16 as “Recipient.”) If either of HEI or HECO reasonably concludes, and as confirmed in writing by HEI’s or HECO’s independent auditor, that (i) consolidation or financial reporting with respect to AES Hawaii and/or this Agreement is necessary and (ii) disclosure of certain Information is necessary to satisfy applicable disclosure and reporting or other requirements, then HEI and HECO shall promptly and, to the extent permitted by law, no less than two (2) Business Days prior to any proposed disclosure of Information, provide notice to AES Hawaii of such findings (including therewith a copy of the independent auditor’s written determination). HEI and HECO may disclose Information to the Public Utilities Commission and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii in connection with the Public Utilities Commission’s rate making activities for HECO and other HEI affiliated entities; provided that (a) HECO shall provide at least seven (7) Business Days’ notice to AES Hawaii before making any such disclosure, (b) HEI and HECO shall cooperate with AES Hawaii in seeking a protective order or other appropriate remedy (including redaction of Information not so required to be disclosed) prior to disclosure and (c) if the scope or content of the Information to be disclosed to the Public Utilities Commission exceeds or is more detailed than that already disclosed pursuant to this Section 24.16C, such Information will not be disclosed until the Public Utilities Commission first issues a protective order to protect the confidentiality of such Information. If such protective order or other remedy is not obtained, Recipient shall furnish only that portion of the Information that it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed Information.

D. In circumstances other than those addressed in Section 24.16C, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall (i) provide AES Hawaii with notice thereof immediately upon obtaining knowledge thereof and prior to disclosure and (ii) cooperate with AES Hawaii in seeking a protective order or other appropriate remedy (including redaction of Information not so required to be disclosed). In its sole discretion, AES Hawaii may waive a Recipient’s compliance with the terms of this Section 24.16 following its receipt of such Recipient’s notice pursuant to this Section 24.16D. If such protective order or other remedy is not obtained or AES Hawaii waives such Recipient’s compliance with the provisions of this Section 24.16, Recipient shall furnish only that portion of the Information that it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed Information.

E. HECO and HEI shall be permitted to use the Information solely for purposes of meeting their respective compliance obligations as described in this Section 24.16 and neither HECO nor HEI shall use the Information for any other purpose.

F. The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 24.16 shall not extend to any portion(s) of the Information that (1) was known to such Recipient prior to receipt and not subject to an obligation or duty of confidentiality, (2) without the fault of such Recipient is available or becomes available to the general public, or (3) is received by such Recipient from a third party not known by the Recipient to be bound by an obligation or duty of confidentiality.

24.17 Information Provided to American Appraisal

Each party represents and warrants to the other party that the information provided by such party to American Appraisal Company, Inc. in connection with its assessment of the remaining useful life and fair value of the Facility as of December 31, 2008 was true and accurate.

H. Regarding Attachment F to the Power Purchase Agreement

Attachment F to the Power Purchase Agreement is hereby amended by replacing it in its entirety with the following:

QUALIFIED ENGINEERS LIST

In accordance with Section 3.3E, the following Engineering Firms are qualified to provide an independent engineering assessment on practices relating to Good Engineering and Operating Practices:

Black & Veatch
11401 Lamar
Overland Park, KS 66211
Attn: Kevin A. Kerschen
(919) 462-7314 Work
(919) 244-5969 Mobile
KerschenKA@bv.com

Sargent & Lundy
55 East Monroe Street
Chicago, Illinois 60603
Attn: Mark F. Santschi
(312) 269-6653 Work
(312) 623-1675 Mobile
MARK.F.SANTSCHI@sargentlundy.com

4. COMPLETION OF BIOMASS CONVERSION ANALYSIS

The Parties acknowledge and agree that the Biomass Conversion Analysis, as defined in Original Amendment No. 4, was completed in accordance with the requirements of Original Amendment No. 4 and provided to AES Hawaii.

5. TERMINATION OF OPTION AGREEMENT

The Parties acknowledge and agree that the Option Termination Agreement, as defined in and attached to Original Amendment No. 4, was fully executed and delivered by the Parties and AES Kalaeloa Venture, L.L.C.

6. TERMINATION OF ARBITRATION

The Parties agree that, with respect to the matter styled AES Hawaii, Inc. v. Hawaiian Electric Company, Inc. before the American Arbitration Association, Case Number 01-15-003-9951 (“Arbitration”), effective on the full execution and delivery of A&R Amendment No. 4:

A. Hawaiian Electric and AES shall be deemed to have terminated their respective rights under the Letter Agreement dated October 23, 1992 (“Letter Agreement”) and the Letter Agreement shall be deemed to be of no further force or effect.

B. Each Party fully and finally releases and discharges the other Party from any and all claims it has arising from or related to the Parties’ Letter Agreement, any right to Committed Capacity above 180 MW, and all claims made in the Arbitration. For avoidance of doubt, each Party expressly reserves all other claims and rights it may have under the PPA.

C. Counsel for the Parties will execute and file a stipulation of dismissal with prejudice of the Arbitration with the American Arbitration Association within thirty (30) days of such full execution and delivery of A&R Amendment No. 4.

7. REGULATORY FILING

Within fifteen (15) days of full execution and delivery of A&R Amendment No. 4, Hawaiian Electric shall file such fully executed A&R Amendment No. 4 with the PUC, for informational purposes only, and concurrently withdraw its application for PUC approval of the Original Amendment No. 4 filed on April 20, 2018.

8. EFFECTIVENESS OF A&R AMENDMENT NO. 4

A&R Amendment No. 4 shall become effective upon the full execution and delivery of A&R Amendment No. 4.

9. OTHER TERMS UNCHANGED; CONFLICT BETWEEN DOCUMENTS

All of the terms and conditions of the Power Purchase Agreement that are not altered, amended or replaced by the provisions of this A&R Amendment No. 4 shall remain in full force and effect. In the event that a conflict arises between the Power Purchase Agreement and this A&R Amendment No. 4, this A&R Amendment No. 4 shall prevail, but the respective documents shall be interpreted to be in harmony with each other where possible.

10. ENTIRE AGREEMENT

This A&R Amendment No. 4 and the Power Purchase Agreement, as amended herein, embody the whole agreement and understanding of the Parties as to matters described herein and supersede and nullify all prior agreements, arrangements and understandings related to the subject matter of this A&R Amendment No. 4; provided, however, that nothing in this Section 10 shall cause the Power Purchase Agreement to be invalid or unenforceable against Hawaiian Electric or AES Hawaii on the basis of regulatory action concerning this A&R Amendment No. 4.

11. MISCELLANEOUS

A. Capitalized terms defined in Section 1 hereof shall have the same meanings when used elsewhere in this A&R Amendment No. 4. Capitalized terms used but not defined in this A&R Amendment No. 4 shall have the respective meanings given to them in the Power Purchase Agreement.

B. The failure of either Party to enforce at any time any of the provisions of this A&R Amendment No. 4, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this A&R Amendment No. 4 or any part hereof, or the right of such Party to enforce every such provision.

C. No modification or waiver of all or any part of this A&R Amendment No. 4 shall be valid unless it is reduced to writing that expressly states that the Parties thereby agree to a waiver or modification as applicable and signed by both Parties.

D. This A&R Amendment No. 4 may be executed in several counterparts and all so executed counterparts shall constitute one agreement, binding on both Parties hereto,

notwithstanding that both Parties may not be signatories to the original or the same counterpart. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

E. This A&R Amendment No. 4 and all documents executed and delivered in connection herewith, and all notices and other communications given pursuant to this A&R Amendment No. 4, may be executed and signatures transmitted via email or facsimile in addition to the methods prescribed in Section 24.2 of the PPA. Email or facsimile deliveries shall be sent as follows:

To Hawaiian Electric: Email: ppanotices@hawaiianelectric.com
Attn: Manager, Energy Contract Management

With a copy to: Email: legalnotices@hawaiianelectric.com

To AES Hawaii: Email: steven.barnoski@aes.com
Fax: (808) 682-4915, Attn: Steven Barnoski
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

HAWAIIAN ELECTRIC COMPANY, INC.

By:	/s/ Scott W. H. Seu
Name: Scott W. H. Seu
Its: President & Chief Executive Officer

By:	/s/ Colton Ching
Name: Colton Ching
Its: Senior Vice President, Planning & Technology

AES HAWAII, LLC

By:	/s/ Steve Barnoski 11/24/2021
Name: Steve Barnoski
Its: Vice President

EXHIBIT 1

Attachment G

Fuel Supply Protocol

1. Fuel Supply Requirements and Consequences of Shortage of Fuel Supply

1.1.    AES Hawaii shall have (a) a Monthly Average Daily Fuel Supply of at least twenty- five (25) days during each calendar month (the “Monthly Fuel Supply Requirement”) and (b) at least ten (10) days of Available Fuel Supply on each day (the “Daily Fuel Supply Requirement”); provided, however, that beginning July 1, 2022 and continuing until ten (10) days prior to the expiration of the Term, AES shall only be required to satisfy the Daily Supply Requirement. As used in this Exhibit 1 (Fuel Supply Protocol), (i) “Available Fuel Supply” means AES Hawaii’s fuel supply on Oahu and (ii) “Monthly Average Daily Fuel Supply” means AES Hawaii’s average daily fuel supply on Oahu unloaded from a ship and fuel supply on any ship that is docked at Kalaeloa Barber’s Point Harbor that has not yet been unloaded during any calendar month as shown in the Fuel Supply Report (as defined in paragraph 2.1 below) for such month.

1.2.    For the purposes of this Exhibit 1 (Fuel Supply Protocol), in determining the number of days of Available Fuel Supply and the Monthly Average Daily Fuel Supply, the amount of days shall be rounded to the nearest whole number.

2. Reporting of Fuel Supply and Dispatch of the Facility

2.1.    By the 10th business day of each calendar month during the Term, AES Hawaii shall provide to HECO a fuel supply report (the “Fuel Supply Report”), based on the Dispatch and Emissions Forecast, detailing (a) the projected daily Available Fuel Supply, the projected daily fuel consumption and the projected dates and amounts of fuel deliveries for the subsequent 365-day period or such shorter projection period through the end of the Term, as applicable (the “Projected Fuel Supply”) and (b) the historical data setting forth the actual daily Available Fuel Supply, the actual daily fuel consumption, the actual dates and amounts of fuel deliveries and the Monthly Average Daily Fuel Supply. In the event a pattern of material inconsistencies in the Projected Fuel Supply provided by AES Hawaii is found, as compared to the Monthly Average Daily Fuel Supply for the same month, upon HECO’s request, AES Hawaii shall perform, at AES Hawaii’s expense, a review of their assumptions, including the HECO Dispatch and Emission Forecast, and formulas used to project the fuel supply and provide HECO with its proposed remedial action plan within 10 business days of such request.

2.2.    Upon receipt of the Fuel Supply Report each month, if the Projected Fuel Supply projects that AES Hawaii will have less than 15 days of Available Fuel Supply on any day in such month (or less than 10 days of Available Fuel Supply on any day beginning July 1, 2022), then the following provisions shall apply during such month:

(a)     In addition to providing the Fuel Supply Report on a monthly basis as required under paragraph 2.1 above, AES Hawaii shall also provide to HECO daily updates to the Projected Fuel Supply (including updates to the projected daily Available Fuel Supply, projected daily fuel consumption and projected dates and amounts of fuel deliveries) and the expected date that coal will be fully unloaded from the next fuel delivery.

(b)     If the next delivery of coal is not expected to be on Oahu (unloaded from a ship) before the 9th day of projected Available Fuel Supply point is reached (i.e., 9 days or less of fuel), then HECO may dispatch the Facility at a lower level to conserve fuel. As a condition precedent to HECO exercising its right to dispatch the Facility at a lower level pursuant to this paragraph 2.2(b), HECO shall consult with AES Hawaii about the situation and use reasonable efforts to accommodate the views of AES Hawaii.

2.3.    In accordance with the PPA, HECO has the right to dispatch the Facility anywhere between the maximum and minimum levels specified in the PPA. If HECO dispatches (pursuant to 2.2(b)) or AES Hawaii requests dispatch of the Facility at a lower level (than it would otherwise be dispatched at) because of AES Hawaii’s shortage in fuel supply, such reduction of dispatch shall be considered a derating for purposes of the Capacity Charge, the Fixed O&M Cost component of the Energy Charge, the Equivalent Availability Factor and the Equivalent Forced Outage Rate.

2.4.    HECO shall consult with AES Hawaii regarding AES Hawaii’s fuel supply for the last two months of the Term and agrees to exercise commercially reasonable efforts to coordinate the dispatch of the Facility in a manner that will exhaust AES Hawaii’s entire remaining fuel supply before the end of the Term.

2.5.    Except as expressly provided in this Exhibit 1 (Fuel Supply Protocol), nothing in this Exhibit 1 (Fuel Supply Protocol) amends, alters or waives any rights or remedies HECO has pursuant to the PPA.

2.6.    Section 8.1B of the PPA shall not apply to any derating pursuant to this Exhibit 1 (Fuel Supply Protocol).

2.7.    Pursuant to Section 15.2 of the PPA, the obligations of AES Hawaii under this     Exhibit 1 (Fuel Supply Protocol) shall be excused to the extent and for the period that its inability to perform is caused by a Force Majeure event; provided that in the case of a Force Majeure event that affects AES Hawaii’s fuel supply (such as the sinking of a coal vessel), AES Hawaii shall continue to supply power to HECO from AES Hawaii’s then-existing coal pile for as long as feasible and the excused performance shall be with respect to periods after the coal pile is depleted.

EXHIBIT 2

Exhibit 7

Operational Commitments

AES Hawaii confirms, commits to, or shall implement the following:

1. Ramp Rate: Continue operating the Facility in accordance with the following minimum ramp rates:

(a) 2.4 MW/minute when the Facility’s output is between 78 MW and 165 MW;

(b) 1.2 MW/minute when the Facility’s output is between 70 MW and 78 MW and between 165 MW and 172 MW;

(c) 0.6 MW/minute when the Facility’s output is between 63 MW and 70 MW and between 172 MW and 180 MW.

2. Enhanced Protection and Control Capabilities

(a) Turbine Trip Scheme

AES Hawaii lowered the trip timing on the 32-1 reverse power generation protection relay from 2.5 seconds to 0.25 seconds prior to 11/15/15.

(b) Protection Upgrade

AES Hawaii performed protection upgrades to SEL 300G technology at its own expense in 2013 as requested by HECO.

(c) Fault Ride-Through Capability

(i) AES Hawaii examined the equipment that tripped during the March 7, 2012 event and has since upgraded its excitation and voltage regulation system to improve the Facility’s ability to ride-through voltage dips and maintain a constant high side voltage.

(ii) AES Hawaii will continue to operate in automatic voltage regulation mode.

(d) On-line Turbine Protection Testing. The following items are currently in practice by AES and shall continue to be so:

(i) If requested by Hawaiian Electric, AES Hawaii will lower unit load during turbine protection testing in order to lower risk to the system with no impact to availability.

(ii) Testing to be coordinated with Hawaiian Electric’s System Operation Department.

(iii) AES Hawaii to stay on EMS during such testing unless directed otherwise by System Operation Control Center (no impact to availability).

(e) Wood Poles

(i)     AES Hawaii currently has three wood poles between two steel structures (one at AES Hawaii’s main transformer and one at the substation, which poles support both generator and startup power transmission lines).

(ii) AES Hawaii will continue to inspect the wood poles per industry standards and ensure any needed remediation (including replacement) to comply with industry standards is completed.

(f) Maintenance Practices

(i)     AES Hawaii has conducted a thorough inspection of the generator by performing the following:

(A)        Nondestructive testing of retaining rings (Toshiba advised that the inspection be done with the retaining rings on); and

(B)        Flux probe testing before the generator went offline for its most recent turbine/generator outage.

(C)        AES conducted on-line flux probe testing in 2015.

(ii)     AES Hawaii performed maintenance on transformer components and the 138 kV structure at the scheduled turbine outages in 2015 and 2018.

EXHIBIT 3

Operational Plan Parameters

1.    The Parties agree to the application of a “Soft Cap” (as defined below) to the dispatch of the AES Hawaii Facility to manage annual AES Hawaii energy generation to the GHG-limited energy target level that would not cause AES Hawaii to exceed the AES Cap. The Parties acknowledge that, despite its best efforts, Hawaiian Electric may have to make dispatch decisions for electrical system reliability and system power quality that could cause the AES Hawaii Facility to exceed the AES Cap.

2.    The “Soft Cap” would be the maximum power output that the Energy Management     System (EMS) Automatic Generation Controls (AGC) will be allowed to dispatch the generator under economic dispatch when frequency is in the normal range. AGC can dispatch the AES Hawaii Facility in the range of its minimum generation to the Soft Cap level when frequency is normal.

3.    During a system problem where abnormal frequency occurs, the AGC will dispatch the AES Hawaii Facility above the Soft Cap up to the Firm Capacity level if needed (the extent above the Soft Cap will depend on the severity of the abnormal frequency).

4.    In addition, during periods of generation shortfall, the system operator can dispatch the AES Hawaii Facility above the Soft Cap up to the Firm Capacity level, if needed, to balance generation with system load and maintain a sufficient level of responsive operating resources to the extent possible under such a shortfall situation. In essence, the AES Hawaii capacity between the Soft Cap and the Firm Capacity will serve as spinning reserves (generation capacity that is on-line but unloaded and that can respond in a short time to serve load-such as following a contingency event) to allow for the continued use of the entire Firm Capacity of the AES Hawaii Facility.

a.    At the beginning of each calendar year, if the AES Hawaii Facility is capable of operating above the year’s Soft Cap level, the Soft Cap will be applied starting January 1, at midnight. If the AES Hawaii Facility is blocked below the Soft Cap level, the AES Hawaii Facility will be operated unrestricted.

b.    The Parties acknowledge that immediately after the execution of A&R Amendment No. 4, HECO shall provide a non-binding good faith estimate of the 12-month forecast by month of the AES Hawaii Facility’s dispatch and the Total Partnership Emissions (the “Dispatch and Emissions Forecast”). No later than the 5th of each month, HECO shall provide to AES Hawaii either (i) notice that there are no changes to the Dispatch and Emissions Forecast, or (ii) an updated Dispatch and Emissions Forecast only in the event HECO’s assumptions in generating the forecast change.

c.    At the end of each calendar month, the actual AES Hawaii Facility’s YTD energy output will be compared with the estimated YTD energy output assuming the use of the Soft Cap. Hawaiian Electric will continue to provide to AES Hawaii by the fifth (5th) Business Day of each calendar month a computed Energy Charge and the appropriate backup data for electricity delivered to Hawaiian Electric in the preceding calendar month as determined in accordance with the Power Purchase Agreement.

d.    If the actual YTD energy output is less than the estimated YTD energy output by X,2 the Soft Cap will not be applied in the coming month.

e.    If the actual YTD energy output is within X of the estimated YTD energy output or exceeds it, the Soft Cap will be applied in the coming month.

5.    Hawaiian Electric will continue to provide AES Hawaii with (a) the Daily Generation Report Morning Edition, (b) the daily Generation Update and Schedule, and (c) the monthly Partnership GHG Emission Status – Preliminary Report (each via electronic mail).

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2 X to be determined based on the monthly margin between the estimated generation energy for unrestricted operations and for operations with the soft-cap. Also if desired, a “safety” margin can also be added to the estimated monthly margin.